Exhibit 99.1

The following are excerpts from the transcript of United Therapeutics’ Q3 2023 earnings call held on November 1, 2023:

Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer: Also, earlier this week, we announced an agreement to acquire publicly traded Miromatrix Medical, a company focused on ending the waiting list for organ transplantation. Miromatrix utilizes an organ manufacturing platform that consists of decellularized porcine organs that are then recellularized with cells derived from non-transplantable donor human organs. These organ constructs are intended to replace some of the functionality of human organs using standard organ transplantation techniques and immunosuppression regimens. Miromatrix has three key programs that would broaden our existing manufactured organ pipeline: miroliverELAP, which is ex vivo, or outside the body, and intended to provide temporary external liver dialysis for acute liver failure; mirokidney, a fully implanted kidney; and miroliver, a fully implantable liver.

Q - Joseph Thome: Good morning, and thank you for taking my questions. Obviously, a lot of progress on the organ side of the business this quarter. When we think about the xenokidney, the mirokidney, and the IVIVA kidney implants, should we think of these largely as sort of three shots on goal in kidney transplant? Or are there discrete populations that could benefit from each of these products? How do you view that? Thanks.

A- Martine Rothblatt: I think the answer is all of the above, or both of the above, to be specific. Definitely, positively, they are multiple shots on goal. But there is a large diversity of different types of manifestation of end-stage organ disease generally and specifically within kidney disease. So, I could very much see products from one of the other groups, whether it's a xenokidney, or an autologous IVIVA kidney, or an allogeneically cellularized with primary cells mirokidney going to different end-stage kidney disease patient populations. As you know, Joe, there are more than a half million people just in the United States on dialysis. So, the level of demand is really off the charts, and we’re confident that each of these kidney technologies and our other organ technologies will find very, very receptive physicians and patient populations for their use.

Important Information About the Tender Offer

The tender offer described in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Miromatrix Medical Inc. (“Miromatrix”) or any other securities, nor is it a substitute for the tender offer materials described herein. At the time the planned tender offer is commenced, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed by United Therapeutics Corporation (“United Therapeutics”) and Morpheus Subsidiary Inc. (“Merger Sub”) with the Securities and Exchange Commission (the “SEC”), and a solicitation/recommendation statement on Schedule 14D-9 will be filed by Miromatrix with the SEC.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

Investors and security holders may obtain a free copy of the Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents and the Solicitation/Recommendation Statement (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Innisfree M&A Incorporated, the Information Agent for the tender offer, at (877) 456-3463 (toll free) or by email at info@innisfreema.com. In addition, United Therapeutics and Miromatrix file annual, quarterly and current reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by United Therapeutics may be obtained at no charge on United Therapeutics’ internet website at ir.unither.com or by contacting United Therapeutics at 1000 Spring Street, Silver Spring, MD 20910 or (301) 608-9292. Copies of the documents filed with the SEC by Miromatrix may be obtained at no charge on Miromatrix’s internet website at miromatrix.com or by contacting Miromatrix at 6455 Flying Cloud Drive, Suite 107, Eden Prairie, MN 55344 or (952) 942-6000.

Cautionary Statement Regarding Forward-Looking Statements

United Therapeutics is providing this information as of November 1, 2023 and undertakes no obligation to update or revise the information contained in this document whether as a result of new information, future events or any other reason. Statements included in this document that are not historical in nature are forward-looking statements, including, but not limited to, statements related to the success of the consummation of the business combination transaction (the “Transaction”) between United Therapeutics and Miromatrix; United Therapeutics’ and Miromatrix’s research and development pipelines; physicians and patient receptiveness to United Therapeutics’ products; and demand for United Therapeutics’ products. Forward-looking statements are based on United Therapeutics management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future events and results and are not statements of fact, actual events and results may differ materially from those projected depending on a number of factors affecting the Transaction and United Therapeutics’ or Miromatrix’s business. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect Miromatrix’s business and the price of Miromatrix common stock; the failure to satisfy the conditions to the consummation of the Transaction, including the tender of a majority of the outstanding shares of Miromatrix common stock; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of the announcement or pendency of the Transaction on Miromatrix’s business relationships, operating results, and business generally; risks that the proposed Transaction disrupts current plans and operations of Miromatrix or United Therapeutics and potential difficulties in Miromatrix employee retention as a result of the Transaction; risks related to diverting management’s attention from Miromatrix’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Miromatrix related to the merger agreement or the Transaction; the ability of United Therapeutics to successfully integrate Miromatrix’s operations and technology after the Transaction closes; future research and development results, including preclinical and clinical trial results; the timing or outcome of FDA approvals or actions, if any; and other risks and uncertainties, such as those described in periodic and other reports filed by United Therapeutics and Miromatrix with the Securities and Exchange Commission, including their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.